Exhibit 4.36.2

Additional Agreement No. 2

To Contract between OAO Rostelecom and OJSC CenterTelecom

No. 6479/05-DO(749-05-23) dated January 01, 2006

Moscow	Dated: « » , 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and Central Telecommunication Company, Open Joint-Stock Company (OJSC CenterTelecom), hereinafter referred to as the “Operator”, represented by General Director Vaagna Artavazdovich Martirosyan, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract No. 6479/05-DO(749-05-23) entered into by the Parties on January 01, 2006 (hereinafter, “the Contract”), as follows:

1. Modification of Contract.

The Parties agree as follows:

1.1. Clause 1.6 of the Contract shall be supplemented with the following paragraph:

“For the purpose of this Contract, users accessing Communication services via general-purpose payphones of the Operator while using Communication services with the help of telephone service pay cards issued by the Operator or any other general-purpose operator of the Russian Federation shall not be deemed Users.  Any legal relationships that may arise between Rostelecom and the Operator in connection with the provision of the Communication services indicated in this paragraph via general-purpose payphones of the Operator should be settled with a separate additional agreement hereto that the Parties shall have to execute in this case”.

1.2. Clause 1.12 of the Contract shall be amended as follows:

“1.12. “Telecommunications” means jointly “Long-distance telecommunications” and “International telecommunications” rendered to the Users by Rostelecom.

1.3. For the purpose of this Agreement, Clause 1.7. shall apply as amended below:

“1.7. “Revenue earned” shall mean any financial resources contributed by Users on account of payment for Cards, as related to the share due to Rostelecom for Communication services actually rendered to Users via Payphones within the Reporting Period”.

1.4. The table in Appendix No. 2 to the Contract shall be supplemented with the following note:

“In the course of calculation of the agency fee the volume and cost parameters for the services rendered via general-purpose payphones shall be deducted from parameters in forms 1.1. — 1.7 and 2.1., 2.2. of Appendix No. 3 to the Contract.”

2. Terms and Definitions

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

2.1. “Users” shall mean users of Communication services that access Communication services using Payphones and pay for Communication services with the help of a Card.

2.2. “Card”  shall mean a telephone service pay card issued by the Operator or by any other general-purpose operator of the Russian Federation which card gives access to Communication services via Payphones and allows the User to receive Communication services on account of financial resources contributed by the User as payment for the Card as such User purchases such Card.

2.3. “Payphone” shall mean a general-purpose payphone of the Operator.

3. Subject Matter of the Agreement

3.1. Interaction of the Parties in the course of enabling Users to use Communication services with the help of Payphones.

3.2. The Operator shall take account of the volume of the Communication services rendered by Rostelecom to Users via Payphones and remit to Rostelecom, in full, any Revenue earned generated within the respective Reporting period and Rostelecom shall pay for the services that the Operator renders to Rostelecom hereunder.

4. Obligations of Parties

4.1. The Operator undertakes the following obligations:

4.1.1. Give Users access to Communication services with the help of Payphones.

4.1.2. Communicate to users information on Rostelecom’s rendering of Communication services via Payphones

4.1.3. Provide Rostelecom with data on the volume and cost of Communication services rendered via Payphones within the respective Reporting period by means of including such data in the parameters of report forms required by Appendices No. 3, 4 and 9 to the Contract and also by means of indicating this data specifically in the Act of acceptance of the services the execution of which is required by Clause 5.1 of this additional agreement.

4.1.4. Remit to Rostelecom any Revenue earned generated within the respective Reporting period.  The amount of the Revenue earned shall be calculated on basis of the Communication services rendered by Rostelecom to Users via Payphones within the respective Reporting period.

4.1.5. Regard any financial resources generated through the Operator’s sales of Cards issued by the Operator as advance payments contributed on account of the Operator’s communication services.

Adjust the amount of the advance payments referred to above in the direction of a smaller figure and regard the equivalent sum as Revenue earned as Rostelecom renders  Communication services via Payphones.

4.1.6. Make sure that Payphone numbers from which Users initiate calls are switched through to Rostelecom telecommunication networks.

4.1.7. Inform Rostelecom on the numbering capacity of Payphones and any changes thereof in accordance with Contract on Connection No.-00-00-1100 dated August 01, 2003, as amended by the Agreement dated January 01, 2006 and as may be amended thereafter.

4.2. Rostelecom undertakes the responsibility:

4.2.1. Pay for any services rendered to it by the Operator hereunder.

5. Settlements

5.1. Any settlements between the Parties shall be performed monthly on basis of this Agreement, the Act of acceptance of services executed according to the form indicated in Appendix No. 1 (“Act” hereinafter) and the Bill for remittance of Revenue earned (“Rostelecom bill”) and the Bill for payment for the Operator’s services (“Operator bill”).  The amounts of payments hereunder payable by the Parties are estimated based on the following:

5.1.1. The Operator is obliged to transfer to Rostelecom 100% (one hundred per cent) of the Revenue earned for the telecommunications. The said amount shall be calculated on basis of the Act.

5.1.2. Rostelecom shall remit to the Operator payment for the services rendered by the Operator to Rostelecom hereunder in the amount of 20% of Revenue earned which was remitted by the Operator to Rostelecom within the respective Reporting period.  The said amount shall include VAT calculated on basis of the rate established by current RF law.

5.2. Before the 8th day of the Reporting period the Operator shall submit to Rostelecom the Operator bill and the Act signed by the Operator in two copies.  A copy of the Act and Operator bill shall be sent to Rostelecom by fax with receipt confirmed, while originals shall be sent by registered mail with delivery confirmed.  The date of receipt of the fax transmission shall be deemed the date of actual receipt of the Operator bill and Act.  The Act shall include data on the volume and cost of the Communication services rendered by Rostelecom via Payphones within the respective Reporting period.

5.3. Rostelecom shall review the Act submitted by the Operator and, provided it has no objections, shall sign and submit a copy of the Act to the Operator within five business days following the receipt of the Act by fax.  Rostelecom shall issue to the Operator a Rostelecom bill simultaneously with the submission of the Act.  If there are any objections to the Act Rostelecom shall notify  the Operator to that effect in writing within five business days following the receipt of the Act by fax.  In doing so, Rostelecom shall approve the Act with the objections thereto and issue a Rostelecom bill in the amount of the uncontested sum.  Copies of the Bill and the approved Act shall be sent to the Operator by fax. Originals of the documents are sent by registered mail with receipt acknowledged.

5.4. To eliminate objections to the Act, the Parties shall within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. In case of discrepancies of the data determined during the reconciliation less or equal to 3% of the volume and cost parameters of the Telecommunication Services rendered according to the Act of Acceptance then the Parties acknowledge volume and cost parameters of the Telecommunication Services rendered and indicated in the Act to be true. If such reconciliation detects any discrepancies exceeding 3% of volume and cost parameters of the services rendered as indicated in the Act the Parties shall recognize that the volume and cost parameters submitted by the Operator are valid ones. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual settlements (the “Reconciliation Report”) and, where necessary, shall adjust payments due for future Billing Periods. The signature of a Reconciliation Act by the Parties shall constitute Rostelecom’s signature of the Act.  If the Parties recognize, in accordance with the provisions of this Clause 5.4., that the Rostelecom data is valid the Operator shall cancel the Operator bill previously issued pursuant to Clause 5.2. of the Agreement and shall issue to Rostelecom a new Operator bill including the adjusted amount due to the Operator for the services rendered in accordance with this Agreement.

5.5. Before the 25th day of the Reporting Period, the Operator shall remit 100% of the revenue for the rendered Communication services which has been generated within the month preceding the Reporting Period. Before the expiration of the Reporting Period and in accordance with the Act of Acceptance of the services rendered, Rostelecom shall pay to the Operator the fee for the services rendered to Rostelecom by the Operator.

5.6. The date of debiting the financial resources from the settlement account of the respective Party shall be deemed the date of performance by the Party of its monetary obligations hereunder.

6. Application of Contract provisions to legal relationships under the Agreement.

6.1. The following provisions of the Contract (as amended to include the modifications made by Additional Agreement No. 1 dated August 25, 2006) shall apply to legal relationships between the Parties hereto provided that those provisions do not contradict the provisions of this Agreement and subject to certain terms used in both in the Agreement and Contract having a different meaning:

A) Section 1:  all Clauses except Clauses 1.4 and 1.5. (Clauses 1.6, 1.7 and 1.12 shall apply subject to the provisions of Section 1 hereof).

B) Section 3: Clauses 3.1.1; 3.2.1; 3.2.2; 3.5.1 — 3.5.3.

C) Section 7:  Clauses 7.1; 7.2; 7.4 (as regards submission of the Act); 7.5; 7.6 (as regards submission of the Act); 7.10.

D) Section 6, 8, 9, 10, 11, 12 — shall apply in full.

E) Appendices No. 3, 4 and 8.

6.2. Any other provisions of the Contract that are not indicated in Clause 6.1. hereof shall not apply to the Parties’ legal relationships

7. Responsibility of the Parties

In case that any additional tax liabilities or fines or penalties for violation of tax and/or administrative legislation are levied from Rostelecom as a result of the Operator’s submission of invalid data in the Act or the Operator’s non-performance of its obligations envisaged by Clause 4.1.5. herein Rostelecom shall have the right to recover any said amounts from the Operator.  This right of Rostelecom arises after the conclusion of the court appeal of the tax authorities and on the condition that the Operator is brought to participation in the proceedings or is informed about all facts of the dispute. In any case, the amount of responsibility of the Operator must not exceed the amount of their consideration.

8. General provisions

8.1. This Agreement shall enter in force from the date of its signing by the Parties.

8.2. This Agreement shall apply to actual relations between the Parties arising as from June 01, 2007.

8.3. This Agreement shall remain in effect for the whole duration of the Contract unless terminated earlier by agreement of the Parties.

8.4. This Agreement is an integral part of the Contract.

8.5. The agreement is issued in the Russian language in two original counterparts, one for  each Party.

Details and Signatures of the Parties

OAO Rostelecom:	OJSC CenterTelecom:

Legal address: 15, Dostoyevsky st., St. Petersburg 191002,	Legal address: 23, Proletarskaya st., Khimki, Moscow Region 141400

General Director	General Director
D.Ye. Yerokhin	V.A. Martirosyan
« » 2007	“ ” 2007
Seal here	Seal here

Appendix No. 1

to Additional Agreement No. 2

dt.                  2007

Acceptance Act for Services Rendered

under Additional Agreement No. 2

to Contract  No. 6479/05-DO(749-05-23) dated January 01, 2006.

for                              month

This Act is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by                                                              , acting on the basis of the Power of Attorney dated                              No.              , on the one part, and Open Joint-Stock Company Central Telecommunication Company (OJSC CenterTelecom), referred to as “Operator” hereinafter, represented by                                                                                                                 acting on the basis of                                                                                , hereinafter collectively referred to as “Parties”, to certify that Rostelecom has rendered to Users Telecommunication services via general-purpose payphones and the Operator has rendered services pursuant to Clause 3.2 herein, as follows:

Ref. No.	Traffic, min.	Revenue earned including VAT, roubles	Including VAT, roubles	Cost of Operator’s services, % of Revenue earned	Amount of payment for Operator’s services (gr. 3 x 5)	Including VAT (18%), roubles
1	2	3	4	5	6	7

The rendered services cost aggregated                  , including VAT               .

The services were presented properly and according to Agreement terms.

For Rostelecom:	For Operator:

OAO Rostelecom	OJSC CenterTelecom:

200	200
Seal here	Seal here

OAO Rostelecom: General Director	OJSC CenterTelecom: General Director

D.Ye. Yerokhin	V.A. Martirosyan
« » 2007	« » 2007
Seal here	Seal here